EXHIBIT 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 16th day of  January, 2007 by and between North Bay Bancorp, a California corporation (the "Company"), The Vintage Bank, a California corporation (the “Bank”), and John A. Nerland (the "Employee").

BACKGROUND

WHEREAS, the Employee possesses valuable knowledge and skills that have contributed to the operation of the Company and its subsidiaries;

WHEREAS, the Company desires to continue Employee’s employment and the Employee is willing to continue to be employed by the Company;

WHEREAS, the Company and the Employee desire to enter into this Agreement upon the terms and subject to the conditions hereinafter set forth in place and instead of that certain Employment Agreement entered into between the Company and Employee as of June ___, 2006.

WHEREAS, the Company is currently negotiating a definitive agreement (the “Merger Agreement”) with Umpqua Holdings Corporation (“Umpqua”) pursuant to which the Company would merge with and into Umpqua (the “Merger”).

WHEREAS, Umpqua has expressed an unwillingness to enter into the Merger Agreement, unless the Employment Agreement is amended to assure Umpqua that Employee will continue as an employee, as needed, through the post-merger integration period.

WHEREAS, Employee desires to realize the benefit under the Employment Agreement that would result from the Merger and therefore is willing to amend and restate the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, agreements and mutual covenants set forth herein, the parties hereto hereby agree as follows:

1.

Employment

1.1

General. The Company hereby employs the Employee as Executive Vice President and the Bank hereby employs Employee as Senior Executive Vice President and Chief Credit Officer, on the terms and subject to the conditions contained in this Agreement, and the Employee hereby accepts such employment on the terms and subject to the conditions contained in this Agreement.

1.2

Duties of Employee.  During the Term of this Agreement, the Employee shall diligently perform all duties and responsibilities reasonably accorded to and expected of an Executive Vice President of the Company and a Senior Executive Vice President and Chief Credit Officer of the Bank, and as may be assigned to him by the Board of Directors of the Company (the "Board of Directors"), and shall exercise such power and authority as may from time to time be delegated to him thereby.  The Employee shall devote his full business time and attention to the business and affairs of the Company as necessary to perform his duties and responsibilities hereunder, render such services to the best of his ability and use his best efforts to promote the interests of the Company and shall not, without the consent of the Board of Directors, render to others services of any kind for compensation, or engage in any other business activity that would interfere with the performance of his duties under this Agreement.  The Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

1.3

Place of Performance. Except for required travel for the Company's business, the Employee shall perform his duties and responsibilities from the offices of the Company and its subsidiaries.

2.

Term.  Subject to the provisions of Section 4 of this Agreement, the parties acknowledge that the term of Employee's employment under this Agreement shall commence on June 1, 2006 (the "Effective Date") and continue hereunder until the third anniversary of the Effective Date (the "Initial Term").  Unless the Employee shall have notified the Company, or the Company shall have notified the Employee, not less than sixty (60) days prior to the expiration of the Initial Term of such party's election not to continue the Term of this Agreement, upon expiration of the Initial Term, the Employee's employment hereunder shall continue until the fourth anniversary of the Effective Date and thereafter shall continue on a year-to-year basis unless either party notifies the other, not less than sixty (60) days prior to expiration of the then current Renewal Term, of such party’s election not to continue the Term of this Agreement (each such additional one-year period, a "Renewal Term"; the Initial Term and any Renewal Term are collectively referred to hereinafter as the “Term”).  The election by the Company not to continue the Term of Employee's employment for a Renewal Term shall not be deemed a termination without cause pursuant to Section 4.1(b) hereof.

3.

Compensation.

3.1

Salary.  During the Term of the Employee's employment hereunder, the Employee shall receive an annual salary of One Hundred Seventy Five Thousand Dollars ($175,000.00) payable at such times and in such manner as the Company's normal payroll schedule may from time to time provide.  Employee’s annual salary shall be subject to annual adjustment as may be determined by the Board of Directors 56in its sole and absolute discretion.

3.2

Incentive Compensation. The Employee shall be eligible to receive as additional compensation each year during his employment hereunder, as determined by the Board of Directors or an applicable committee thereof, in accordance with the terms of an incentive compensation plan adopted annually by the Board of Directors (“Incentive Compensation”).  Such Incentive Compensation (if any) to be paid at a time or times and in a manner consistent with the Company's normal practices for the payment of bonuses, or as the Board of Directors or applicable committee may otherwise determine.

 3.3

Benefits.  During his employment hereunder, the Employee shall be entitled to participate in all plans adopted for the general benefit of the Company's management employees, including medical plans and 401(k) plan, to the extent that the Employee is and remains eligible to participate therein and subject to the eligibility provisions of such plans in effect from time to time.  In the event Employee’s employment hereunder is terminated and the Employee is entitled to compensation pursuant to Section 4.4(b), the Employee shall be entitled to continue to participate in the Company’s medical plan until the earlier of (a) expiration of the applicable payment period set forth in Section 4.4(b)(i) or (b) the date Employee obtains new employment.

3.4

Paid Time Off.  During each calendar year of his employment hereunder, the Employee shall be entitled to paid time off in accordance with the Company’s paid time off policy set forth in the Company’s Employee Handbook as in effect from time to time.    Employee may be absent from his employment for paid time off only at such time as the Company’s Chief Executive Officer shall determine from time to time unless such absence is on account of physical or mental illness or injury.  Subject to the right of the Company to terminate the Employee’s employment hereunder as provided in Section 4.1(c), the Employee shall be entitled to paid time off (including paid catastrophic time off) on account of such physical or mental illness or injury in accordance with the Company’s Employee Handbook as in effect from time to time.

3.5

Withholding.  Notwithstanding any provision in this Agreement to the contrary, all payments required to be made by the Company to the Employee hereunder or otherwise arising out of, related or incidental to or in connection with the Employee's employment hereunder shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

3.6

Reimbursement of Expenses. Subject to the Company’s reimbursement policies in effect from time to time, the Company agrees to reimburse the Employee for all reasonable business travel and other out-of-pocket expenses incurred by the Employee in the discharge of his duties hereunder. All reimbursable expenses shall be appropriately documented in reasonable detail by the Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

3.7

Automobile. The Company will pay to Employee an automobile allowance in the amount of seven hundred fifty dollars ($750) per month. The Employee shall be responsible for insurance and maintenance costs associated with such automobile’s operation.  Employee shall procure and maintain an automobile liability insurance policy on the automobile, with coverage including Employee for at least a minimum of $300,000 for bodily injury or death to any one person in any one accident, and $100,000 for property damage in any one accident.  The Employer shall be named as an additional insured and Employee shall provide Employer copies of policies evidencing insurance and Employer’s inclusion as an additional insured.

3.8

Absence Policy.  Employee shall abide by the Company’s Absence Policy as in effect from time to time during the Term of this Agreement.

4.

Termination

4.1

By Company.

(a)  With Cause.  Notwithstanding any provision in this Agreement to the contrary, the Employee's employment hereunder may be terminated by the Company at any time for "Cause," and such termination shall be effective immediately upon written notice to the Employee.  For purposes of this Agreement, "Cause" for the termination of the Employee's employment hereunder shall be deemed to exist if, in the reasonable judgment of the Board of Directors:  (i) the Employee commits fraud, theft, embezzlement or other material act of dishonesty against the Company, or any subsidiary or affiliate thereof; (ii) the Employee is convicted of a felony or a  misdemeanor which may be reasonably interpreted to be harmful to the Company’s reputation; (iii) the Employee compromises trade secrets or other proprietary information of the Company, or any subsidiary or affiliate thereof; (iv) the Employee breaches any non-solicitation agreement with the Company, or any subsidiary or affiliate thereof; (v) the Employee breaches any of the terms of this Agreement (other than those referenced in clauses (iii) and (iv) of this Section 4.1(a)) and fails to cure such breach within ten (10) days after the receipt of written notice of such breach from the Company; (vi) the Employee engages in any grossly negligent act or willful misconduct that causes, or could be reasonably expected to cause, harm to the business, operations or reputation of the Company, or any subsidiary or affiliate thereof; (vii) the Employee breaches any fiduciary duty to the Company; or (viii) the Company, or any subsidiary or affiliate thereof, is ordered to terminate this Agreement by any governmental regulatory agency with supervisory authority over the Company, or any subsidiary or affiliate thereof.

(b)  Without Cause.  The Company may at any time, in its sole and absolute discretion, terminate the employment of the Employee hereunder without Cause, or otherwise without any cause, reason or justification, provided that the Company provides to the Employee written notice (the "Termination Notice") of such termination.  In the event of any such termination by the Company, the Employee's employment with the Company shall cease and terminate on the date specified in the Termination Notice.

(c)  For Disability of the Employee.  If, as a result of physical or mental illness or injury, the Employee shall have been unable, in the reasonable judgment of the Board of Directors, to perform the essential functions of his position on a full-time basis for a period of sixty (60) consecutive days, or for a total of ninety (90) days in any twelve-month period (a "Disability"), then thirty (30) days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate the Employee’s employment hereunder if the Employee is unable to resume his full-time duties at the conclusion of such notice period.

4.2

Death of the Employee.  This Agreement shall immediately cease and terminate upon the death of Employee.

4.3

Termination by Employee.  The Employee may terminate his employment under this Agreement upon not less than ninety (90) days prior written notice to the Company.  Upon learning that the Employee is terminating his employment under this Agreement, the Company may, in its sole discretion but subject to its other obligations under this Agreement, relieve Employee of his duties under this Employment Agreement, and assign Employee other reasonable duties and responsibilities to be performed until the termination becomes effective.

4.4

Compensation Upon Early Termination.

(a)

As a Result of Death, Cause or Resignation. If the Employee’s employment under this Agreement is terminated prior to the scheduled expiration of the Term by reason of his death, termination by the Company for Cause or resignation by the Employee, the Employee shall be entitled to be paid solely (i) the Employee's salary then in effect through the effective date of termination, (ii) any accrued paid time off pursuant to Section 3.4, (iii) any amounts due pursuant to Section 3.6, (iv) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan (“Vested Benefits”), and (v) health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Rights”), and the Company shall have no further liability or other obligation of any kind whatsoever to the Employee.  In the case of termination as a result of the death of Employee, any amounts due pursuant to this Section 4.4(a) shall be paid to the Employee's estate, heirs (at law), devisees, legatees or other proper and legally entitled descendants, or the personal representative, executor, administrator or other proper legal representative on behalf of such descendants.

(b)

By the Company other than for Cause.  Except as otherwise expressly provided in Section 4.4(d), if, prior to the scheduled expiration of the Term, the Company terminates the Employee’s employment without Cause, the Employee shall be entitled to receive and be paid solely (i) the Employee's salary then in effect until the expiration of six (6) months following the effective date of the termination of Employee's employment payable over such period at the Company's regular and customary intervals for the payment of salaries as in effect from time to time if Employee has been employed by the Company for less than five (5) years; or the Employee's salary then in effect until the expiration of twelve (12) months following the effective date of the termination of Employee's employment payable over such period at the Company's regular and customary intervals for the payment of salaries as in effect from time to time if Employee has been employed by the Company for more than five (5) years but less than ten (10) years; or the Employee's salary then in effect until the expiration of eighteen (18) months following the effective date of the termination of Employee's employment payable over such period at the Company's regular and customary intervals for the payment of salaries as in effect from time to time if Employee has been employed by the Company for more than ten (10) years (“Severance Pay”), (ii) a pro rata portion of Employee’s Incentive Compensation, if any during the applicable period Employee was employed by the Company (which portion of the Incentive Compensation shall be reasonably determined by the Board of Directors as of the date of termination of the Term and paid when otherwise payable pursuant to Section 3.2,  (iii) any accrued paid time off pursuant to Section 3.4, (iv) any amounts due pursuant to Section 3.6, (v) any Vested Benefits, and (vi) any COBRA Rights, and the Company shall have no further liability or other obligation of any kind whatsoever to the Employee.  The payment of Severance Pay shall constitute liquidated damages in lieu of any and all claims by the Employee against the Company, shall be in full and complete satisfaction of any and all rights which the Employee may enjoy hereunder, and shall constitute consideration for a full and unconditional release of any and all liability of the Company or any of its shareholders, benefit plans, affiliate companies, subsidiaries, and the directors, officers, employees, trustees and agents of such entities and their successors or assigns, arising out of this Agreement or out of the employment relationship between the Employee and the Company (in the form of Exhibit A, hereafter the “Release”).  Payment of the Severance Pay is expressly conditioned upon receipt by the Company of the Release executed by the Employee.  For the avoidance of doubt, in the event of termination of employment by the Company without Cause Employee shall not be entitled to participate in any severance pay plan made generally available to other employees of the Company as in effect from time to time.

(c)

Disability.  Upon termination of Employee’s employment hereunder pursuant to Section 4.1(c) as a result of Employee’s Disability, Employee shall be entitled to receive and be paid solely (i) the Employee’s salary then in effect for a period of sixty (60) days following termination of employment (reduced by the amount of any state disability insurance benefits and workers compensation benefits he receives during that period) payable at the Company’s regular and customary intervals for the payment of salaries as in effect from time to time, (ii) any accrued paid time off  pursuant to Section 3.4, (iii) any amounts due pursuant to Section 3.6, (iv) any Vested Benefits, and (v) any COBRA rights.  Following expiration of the sixty (60) day period, the Employee shall be entitled to receive and be paid solely a salary at a rate commensurate with the benefit Employee is eligible to receive under any long term disability insurance plan maintained by the Company for a period of one hundred twenty (120) days or until Employee’s benefits under any such plan commences, whichever period is shorter, payable over such period of time at the Company’s regular and customary intervals for the payment of salaries as in effect from time to time, and the Company shall have no further liability or other obligation of any kind whatsoever to the Employee. For the avoidance of doubt, Employee, except for benefits under any long term disability benefit insurance plan maintained by the Company for which he is eligible, shall not be entitled to participate in any disability benefit plan made generally available to other employees of the Company as in effect from time to time.

(d)

Change in Control.  Notwithstanding anything contained in the foregoing, if (i) within one (1) year of the effective date of a Change in Control (as defined below) Employee’s employment under this Agreement is terminated by the Company, its assignee or successor, without Cause (including, for purposes of this Section 4.1(d) only, an election by the Company not to continue to Term of Employee’s employment), (ii) within one (1) year of the effective date of a Change in Control, Employee terminates his employment under this Agreement on account of (y) a requirement to relocate to an office that is 35 miles or more from the office where Employee is located as of the effective date of a Change in Control or (z) a material reduction in the Employee’s compensation, or (iii) between one (1) year and thirteen (13) months of the effective date of a Change in Control, Employee terminates his employment under this Agreement on account of (y) Employee’s position, responsibilities or working conditions being substantially diminished or (z) a material reduction in the Employee’s compensation or benefits, the Employee shall be entitled to receive and be paid, in lieu of compensation payable pursuant to Section 4.4(b), an amount equal to one and one-half (1.5) times (a) the Employee’s annual salary then in effect plus (b) the average of the Incentive Compensation paid to the Employee for the two (2) most recently completed fiscal years of the Company (the “Change in Control Benefit”).  Said amount shall be payable to the Employee over a period of eighteen (18) months (the “Payment Period”) following the effective date of the termination of the Employee’s employment (the “Date of Termination”).  Said amount shall be payable in eighteen (18) equal monthly installments for such period at one of the Company’s regular and customary intervals for the payment of salaries as in effect from time to time.  In addition, the Employee shall be entitled to receive and be paid (v) any accrued paid time off pursuant to Section 3.4, (w) any amounts due pursuant to Section 3.6, (x) any Vested Benefits, (y) any COBRA rights, and (z) prorated Incentive Compensation for the current fiscal year of the Company. The payment of the Change in Control Benefit shall constitute liquidated damages in lieu of any and all claims by the Employee against the Company, shall be in full and complete satisfaction of any and all rights which the Employee may enjoy hereunder, and shall constitute consideration for a full and unconditional release of any and all liability of the Company or any of its shareholders, benefit plans, affiliate companies, subsidiaries, and the directors, officers, employees, trustees and agents of such entities and their successors or assigns, arising out of this Agreement or out of the employment relationship between the Employee and the Company (in the form of Exhibit A, hereafter the “Release”).  Payment of the Change in Control Benefit is expressly conditioned upon receipt by the Company of the Release executed by the Employee and expiration of the revocation period in the Release.  For the avoidance of doubt, (i) in the event of the termination of employment in a manner that is subject to this Section 4.4(d), Employee shall not be entitled to participate in any severance pay plan made available to other employees of the Company as in effect from time to time and (ii) Company and Employee agree that if the benefit payments under this Agreement, either alone or together with other payments to which the Employee is entitled to receive from Company, would constitute an “excess parachute payment” under Section 280G(b) of the Internal Revenue Code (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments under this Agreement being subject to the excise tax imposed by Section 4999 of the Code.  The determination of any reduction in the benefit payments pursuant to the foregoing provisions, shall be made by mutual agreement of Employee and Company or if no agreement is possible, by the Company’s accountants.

(e)

It is the intention of Company and Employee that payment of the Change in Control Benefit either be exempt from, or otherwise comply with, Section 409A of the Code.  To the extent the Change in Control Benefit is subject to Section 409A of the Code and Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the Change in Control Benefit shall be delayed for six (6) months following Employee’s termination of employment.  To the extent the Change in Control Benefit is subject to Section 409A of the Code, and Company or Employee reasonably believe, at any time, that such Change in Control Benefit does not comply with Section 409A, it will promptly advise the other party and will negotiate reasonably to amend the terms of this Agreement such that it so complies (with the most limited possible economic effect on Company and Employee and with the intent to preserve payment of a meaningful portion of the Change in Control Benefit over the Payment Period).

(f)

Change in Control Defined.  “Change in Control” means in any transaction or related series of transactions:  (a) the acquisition (other than solely from the Company), by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than the Company or any subsidiary, affiliate (within the meaning of Rule 144 under the Securities Act of 1933, as amended) or employee benefit plan of the Company, of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of more than 30% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); (b) a reorganization, merger, consolidation, share exchange or recapitalization of the Company (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; or (c) a complete liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets.

4.5

Expiration of the Term.  If not sooner terminated, Employee's employment hereunder shall terminate on the expiration of the Initial Term or the Renewal Term, as applicable.  Not less than forty-five (45) days prior to the scheduled expiration of Employee's employment hereunder, the parties agree to commence discussions with respect to the possible extension of the Term of this Agreement, possible execution of a new employment agreement or other possible continuation of the Employee's employment (it being understood and agreed that no such discussion shall imply any current or future obligation or commitment to enter into any such agreement or extension or any other expressed or implied arrangement for the continued employment of the Employee following the expiration of the Term or any other termination of the Employee's employment hereunder).

5.

Agreement Not to Solicit Customers.  The Employee agrees that, during the Term of his employment with the Company or any entity owned by or affiliated with the Company (whether pursuant to this Agreement or otherwise), and for two (2) years following the termination thereof whether or not for any reason whatsoever, he will not, either directly or indirectly, use any Confidential Information (defined in Section 7) in connection with calling on, soliciting, or taking away as a client, customer or prospective client or customer, or attempting to call on, soliciting, or taking away as a client, customer or prospective client or customer, any person or entity that was a client, customer or prospective client or customer of the Company, or any subsidiary or affiliate thereof.  For purposes of this agreement "prospective client or customer" shall include any person or entity with whom the Company has had contact for the purpose of soliciting business within the six months prior to the termination of employment or whom the Company intended to contact for the purpose of soliciting business within six months after termination of employment, of which contact or intended contact the Employee had knowledge while employed by the Company.

6.

Agreement Not to Solicit Employees. The Employee agrees that during the Term of his employment with the Company or any entity owned by or affiliated with the Company (whether pursuant to this Agreement or otherwise), and for two (2) years following the termination thereof whether or not for any reason whatsoever, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or divert, attempt to solicit or divert or induce or attempt to induce to discontinue employment with the Company, or any subsidiary or affiliate thereof, any person employed by the Company, or any subsidiary or affiliate thereof, whether or not such employee is a full time employee or a temporary employee of the Company, or any subsidiary or affiliate thereof and whether or not such employment is for a determined period or is at will.

7.

Ownership and Non-Disclosure and Non-Use of Confidential Information.

7.1

Confidential Information. As used in this Agreement, "Confidential Information" shall mean all customer deposit, loan, sales and marketing information, business and/or strategic plans, customer account records, proprietary receipts and/or processing techniques, information regarding vendors and products, training and operations memoranda and similar information, personnel records, pricing information, financial information and trade secrets concerning or relating to the business, accounts, customers, employees and affairs of the Company, or any subsidiary or affiliate thereof, obtained by or furnished, disclosed or disseminated to the Employee, or obtained, assembled or compiled by the Employee or under his supervision during the course of his employment by the Company, and all physical embodiments of the foregoing, all of which are hereby agreed to be the property of and confidential to the Company, but Confidential Information shall not include any of the foregoing to the extent that the Employee can show that the same is or becomes publicly known through no action, omission, fault or breach of this Agreement by the Employee.

7.2

Ownership.  The Employee acknowledges and agrees that all Confidential Information, and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of the Company.  The Employee agrees that upon request by the Company, and in any event upon termination of the Employee's employment with the Company whether or not for any reason whatsoever, the Employee shall deliver to the Company all property belonging to the Company, or any of its subsidiaries or affiliates, including, without limitation, all Confidential Information (and all embodiments thereof), then in his custody, control or possession.

7.3

Non-Disclosure and Non-Use.  The Employee agrees that he will not, either during the Term of his employment hereunder or at any time thereafter, use, disclose or make available any Confidential Information to any person or entity, nor shall he use, disclose, make available or cause to be used, disclosed or made available, or permit or allow, either on his own behalf or on behalf of others, any use or disclosure of such Confidential Information other than in the proper performance of the Employee's duties hereunder.

8.

Reasonableness of Restrictions. In the event that any provision relating to time period set forth in Section 5, 6, or 7 shall be held by a court of competent jurisdiction to exceed the maximum time period that the court deems reasonable and enforceable, the time period which the court finds to be reasonable and enforceable shall be deemed to become, and thereafter shall be, the maximum time period of such restriction as to such jurisdiction.

9.

Enforceability.  Any provision of this Agreement which is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be enforced to the maximum extent permitted by law, and any such holding of invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.

Injunction.  The Employee represents that his experience and capabilities are such that the provisions of Sections 5, 6, and 7 will not prevent him from earning his livelihood, and acknowledges that a breach by the Employee of any of the covenants contained therein will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 5, 6, and/or 7 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, without any requirement to post bond or other security and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

11.

Arbitration.  Subject to the provisions of Section 10 hereof regarding the remedy of injunctive relief, any dispute (whether based on contract, tort, or statutory duty or prohibition) arising out of or in connection with this Agreement shall be submitted to binding arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (as modified by this Agreement) by one arbitrator, designated in accordance with those rules.  No one who has ever had any business, financial, family, or social relationship with any party to this Agreement shall serve as an arbitrator unless the related party informs the other party of the relationship and the other party consents in writing to the use of that arbitrator.

The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim.  A prearbitration hearing  shall be held within twenty (20) business days after the arbitrator’s selection. The arbitration shall be held within ninety (90) calendar days after the prearbitration hearing. The arbitrator shall establish any deadlines to accomplish this goal. The arbitration shall take place in Napa, California, at a time and place selected by the arbitrator.

Each party shall be entitled to discovery of essential documents and witnesses, as determined by the arbitrator.  No less than thirty (30) calendar days before the arbitration, a party may serve a document request calling for any document that would be discoverable in a state civil proceeding.  The served with this request shall deliver the requested documents and any objections within ten (10) calendar days.  The arbitrator may resolve any dispute over the exchange of documents.  Each party may take no more than three (3) depositions, unless additional depositions are allowed by the arbitrator for good cause.  All depositions must be completed as of fifteen (15) calendar days before the arbitration hearing unless the parties otherwise agree.  The arbitrator may resolve any dispute over the depositions as they would be resolved in a state civil proceeding.  Any motion may be heard by the arbitrator on three (3) days notice unless the parties otherwise agree.  The arbitrator shall apply California law.

The parties agree that all information supplied by any party shall be deemed to be confidential information, and the arbitrator and other participants in the dispute shall protect such information from disclosure to the same extent as confidential information under Section 7 of this Agreement.

The arbitrator shall have the following powers:

(a)

To issue subpenas for the attendance of witnesses and subpenas duces tecum for the production of books, records, documents, and other evidence;

(b)

To order depositions to be used as evidence;

(c)

Consistent with the discovery procedures enumerated above, to enforce the rights, remedies, procedures, duties, liabilities, and obligations of discovery as if the arbitration were a civil action before a California superior court;

(d)

To conduct a hearing on the arbitration issues and related legal and discovery issues;

(e)

To administer oaths to parties and witnesses;

(f)

To award damages and remedies which would be available in a civil action before a California superior court;

(g)

To award expenses and fees of arbitration as the arbitrator deems proper; and

(h)

To order such other relief as the arbitrator deems proper.

Within fifteen (15) calendar days after completion of the arbitration, the arbitrator shall submit a tentative decision in writing specifying the reasoning for the decision and any calculations necessary to explain the award.  Each party shall have fifteen (15) calendar days in which to submit written comments to the tentative decision.  Within ten (10) calendar days after the deadline for written comments, the arbitrator shall announce the final award.  Any party may enter the final award as a judgment in any court of competent jurisdiction.

The Company shall pay the arbitrator’s expenses and fees, all meeting room charges, and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it.  Unless otherwise ordered by the arbitrator, each party shall pay its own attorney fees, witness fees and other expenses incurred by the party for his or its own benefit.  The arbitrator may award the prevailing party his or its expenses and fees of arbitration, including reasonable attorney fees and costs, including witness fees, in such proportion as the arbitrator decides.

12.

No Prior Agreements.  The Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions in any manner similar to those contained in Sections 5, 6, and/or 7 hereof.  The Employee further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

13.

Assignment. The Employee shall not delegate his employment obligations pursuant to this Agreement to any other person.  This Agreement may be assigned by the Company without the Employee's consent.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's present or future parents, subsidiaries, divisions and affiliates.

14.

Employer's Authority.  The relationship between the parties hereto is that of employer and employee.  The Employee agrees to observe and comply with the rules and regulations of the Company, as adopted by the Company from time to time with respect to the performance of the duties of the Employee.  The Employee acknowledges that he has no authority to enter into any material long term contracts or other obligations that are binding upon the Company unless such contracts or obligations relate to approved budgeted expenditures or are otherwise authorized by the Board of Directors.  The Company shall have the power to direct, control and supervise the duties to be performed by the Employee, the manner of performing said duties, and the time of performing said duties.

15.

Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any of the conflicts of laws provisions thereof that would compel the application of the substantive laws of any other jurisdiction. The Company and the Employee each hereby irrevocably submit to the jurisdiction of the state or federal courts located in the State of California in connection with any suit, action or other proceeding arising out of or relating to this Agreement and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

16.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter.

17.

Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of the service if served personally on the party to whom notice is to be given, (b) on the date of transmission if transmitted by facsimile with confirmation of receipt, (c) on the date of receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid or by overnight courier service (i.e., Federal Express or equivalent) and unless either party should notify the other of a change of address properly addressed as follows, or (d) otherwise on the date of receipt when the intended recipient has acknowledged receipt:

(i)

If to the Employee:

John A. Nerland

5326 Springridge Court

Fairfield, California  94534

 (ii)

If to the Company:

North Bay Bancorp

P.O. Box 2200

Napa, California  94559

Attention:  President & CEO

Facsimile:  (707) 252-5027

18.

Binding Effect.  The obligations of the Employee under this Agreement shall continue after the expiration of this Agreement and the termination of his employment with the Company for any reason, shall be binding upon his heirs, executors, personal representatives, legal representatives and assigns and shall inure to the benefit of any successor and assigns of the Company.

19.

Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement or any part thereof shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections or subsection or subsections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

20.

Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.

No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representative, legal representative, successors and assigns, any rights or remedies under or by reason of this Agreement.

22.

Amendment; Modification; Waiver. No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by the Company and the Employee.  No delay or failure at any time on the part of the Company in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of the Company thereafter to enforce each and every provision of this Agreement in accordance with its terms.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach or violation.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONSAND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

EMPLOYEE

______________________________

John A. Nerland

COMPANY

By:___________________________

Terry L. Robinson

President & CEO

BANK

By:  _________________________

Terry L. Robinson

Chief Executive Officer

EXHIBIT A

GENERAL RELEASE

1.

I have been offered by North Bay Bancorp[the Severance Payment as defined in my Amended and Restated Employment Agreement with North Bay Bancorp and The Vintage Bank dated January ___, 2007] [the Change in Control Benefit as defined in my Amended and Restated Employment Agreement with North Bay Bancorp and The Vintage Bank dated January ___, 2007] for and in consideration of the execution of this General Release (the "Release").

2.

I acknowledge that I am not otherwise entitled to receive the [Severance Payment] [Change in Control Benefit] referenced in paragraph 1 above.

3.

I understand that my execution of this Release is voluntary, and that if I do not accept this [Severance Payment] [Change in Control Benefit], I will not lose any other rights that I may have under other policies or programs of the North Bay Bancorp.

4.

I accept the [Severance Payment] [Change in Control Benefit].

5.

In consideration for the [Severance Payment] [Change in Control Benefit], I unconditionally release North Bay Bancorp and any of its shareholders, benefit plans, affiliate companies, subsidiaries, and the directors, officers, employees, trustees and agents of such entities and their successors or assigns (collectively hereinafter, the "Company") from any and all claims arising out of the employment relationship between the Company and me or the termination of my employment with the Company.  I agree that this Release is meant to be as general as possible and covers all claims of any nature whether or not I know the claims exist at this time, including but not limited to contract claims, tort claims, and claims under any state, federal, or local law.  Without limiting the general nature of this Release, I specifically release the Company from any and all claims under federal or state civil rights and discrimination laws, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities in Employment Act, and the Equal Pay Act.

6.

However, nothing in this Release prohibits me from filing a charge of discrimination or cooperating in any proceeding before the California Department of Fair Employment and Housing (“CDFEH”) or the Equal Employment Opportunity Commission ("EEOC").  This Release only constitutes a waiver by me of my right to file a suit against the Company on the claims set forth in paragraph 5 and a waiver by me of any right to receive compensation based on claims, if any, brought by the CDFEH or the EEOC.

7.

In further consideration for the [Severance Payment] [Change in Control Benefit], I agree and warrant that all Company files, papers and property that have been in my possession, custody or control during my employment have been returned to the Company and will not be copied or removed from the premises.  I further agree that I will not disclose the terms of this Release except to my attorney and/or tax consultant, or as required by law.  I also agree that I am still bound by certain provisions of the Amended and Restated Employment Agreement that I signed on January __, 2007 according to the terms thereof.

8.

I UNDERSTAND I HAVE A SEVEN CONSECUTIVE CALENDAR DAY PERIOD TO REVOKE MY ASSENT TO THIS RELEASE BEGINNING WITH TODAY'S DATE.  IF I CHOOSE TO RESCIND THIS RELEASE, I WILL NOTIFY THE PRESIDENT & CEO OF THE COMPANY, BOTH VERBALLY AND CONFIRMED IN WRITING WITHIN SEVEN DAYS.  WITH THE EXCEPTION OF THE PROVISIONS OF PARAGRAPH 7, THIS RELEASE WILL NOT BE EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING REVOCATION PERIOD HAS EXPIRED.

9.

The amounts provided under this Release are not offered in connection with any specific exit incentives or other employment termination program.

10.

I agree not to disparage the Company, its officers, employees or agents of the Company either within the Company or externally in any way.

11.

I warrant that I have not assigned any right or claim released in this Release.

12.

This Release is binding on my heirs and assigns.

13.

In executing this Release, I am not relying on any representations made to me by the Company.

14.

I expressly assume any risk that the facts and law concerning this Release may be other than as presently known to me.

15.

This Release constitutes the sole and entire agreement I have with the Company and supersedes any and all understandings and agreements made prior to the date of this Release.

16.

This Release shall be governed in all respects by the laws of the State of California.  No action involving this Release or my employment by the Company may be brought except in state or federal courts located in the State of California.

17.

Unknown Claims.  Employee hereby waives all rights under Section 1542 of the Civil Code of the State of California, or any analogous state law, federal law or regulation.  Section 1542 provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor."

Employee understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 relates to all facts and circumstances that occurred during or prior to, Employee's employment with the Corporation (including but not limited to Employee's separation from the Corporation), whether known or unknown, and that even if Employee should eventually suffer injury arising out of or pertaining to the employment relationship or its termination, Employee will not be able to make any claim for those injuries.  Furthermore, Employee acknowledges that Employee consciously intends these consequences even as to claims that may exist as of the date of this Agreement but which Employee does not know exist and which, if known, would materially affect Employee's decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

I HAVE READ AND UNDERSTAND THIS RELEASE AND AGREE TO ALL ITS TERMS.

_______________________________________

Signature

__________________

______________________________________

Date

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